EXHIBIT (i)

Eaton Vance Management Two International Place Boston, MA 02110 (617)482-8260 www.eatonvance.com

March10,2011

Eaton Vance Municipals Trust Two International Place Boston, MA 02110

Ladies and Gentlemen:

     Eaton Vance Municipal Income Trust (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated September 30, 1985, as amended (the “Declaration of Trust”).

     I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. The series and classes of shares established and designated as of the date hereof and registered by Form N-1A are identified on Appendix A hereto.

     Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

     I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

     1.          The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.

     2.          Shares of beneficial interest of the Trust registered by Form N-1A may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of shares.

Eaton Vance Municipals Trust March 10, 2011 Page 2

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 129 to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

Very truly yours,

/s/ Timothy P. Walsh Timothy P. Walsh, Esq. Vice President

Appendix A

Established and Designated Series of the Trust

Eaton Vance Alabama Municipal Income Fund(2)
Eaton Vance Arizona Municipal Income Fund(2)
Eaton Vance Arkansas Municipal Income Fund(2)
Eaton Vance California Municipal Income Fund(2)
Eaton Vance Connecticut Municipal Income Fund(2)
Eaton Vance Georgia Municipal Income Fund(2)
Eaton Vance Kentucky Municipal Income Fund(2)
Eaton Vance Maryland Municipal Income Fund(2)
Eaton Vance Massachusetts Municipal Income Fund(3)
Eaton Vance Michigan Municipal Income Fund(3)
Eaton Vance Minnesota Municipal Income Fund(2)
Eaton Vance Missouri Municipal Income Fund(2)
Eaton Vance Municipal Opportunities Fund(3)
Eaton Vance National Municipal Income Fund(2)
Eaton Vance New Jersey Municipal Income Fund(3)
Eaton Vance New York Municipal Income Fund(2)
Eaton Vance North Carolina Municipal Income Fund(2)
Eaton Vance Ohio Municipal Income Fund(3)
Eaton Vance Oregon Municipal Income Fund(2)
Eaton Vance Pennsylvania Municipal Income Fund(2)
Eaton Vance Rhode Island Municipal Income Fund(2)
Eaton Vance South Carolina Municipal Income Fund(2)
Eaton Vance Tennessee Municipal Income Fund(2)
Eaton Vance Virginia Municipal Income Fund(2)

____________________________ Authorized classes are as follows: (1) Classes A, B and C (2) Classes A, B, C and I (3) Classes A, C and I